ING USA ANNUITY AND LIFE INSURANCE COMPANY

                              PROSPECTUS SUPPLEMENT
                               DATED JUNE 27, 2005

                          SUPPLEMENT TO THE PROSPECTUS
                              DATED APRIL 29, 2005

                                       FOR

                 DEFERRED MODIFIED GUARANTEED ANNUITY CONTRACTS
                                    ISSUED BY

                   ING USA ANNUITY AND LIFE INSURANCE COMPANY
                 ("ING RETIREMENT PROTECTOR ANNUITY PROSPECTUS")

                    FOR USE ONLY IN THE STATE OF CONNECTICUT

                         -------------------------------

The information in this supplement updates and amends certain information contained in the above listed prospectus. You should read and keep this supplement along with the prospectus.

For Contracts issued in the State of Connecticut, the text under "Fees and Expenses" on page 1 of the prospectus is deleted and replaced with the following:

CONTRACT OWNER TRANSACTION EXPENSES*

Surrender Charge**:

---------------- ----- ------ ----- ----- ----- ----- ----- ----- ----- -----
CONTRACT YEAR     1     2      3     4     5     6     7     8     9     10
---------------- ----- ------ ----- ----- ----- ----- ----- ----- ----- -----
SURRENDER         8%    8%     7%    7%    6%    5%    4%    3%    2%    1%
CHARGE
---------------- ----- ------ ----- ----- ----- ----- ----- ----- ----- -----

    * A Market Value Adjustment may apply to certain transactions. This may increase or decrease your contract value and/or your surrender amount. In addition, if you withdraw money from your Contract, die, or begin receiving annuity payments, we may deduct a premium tax charge of 0% to 3.5% to pay to your state.
  ** "Contract Year" refers to the complete years elapsed since the beginning of the Term. The length of the surrender charge period is equal to the Term Indexed Account term period which can vary from 5 to 10 years.

CT-136525                                                            6/27/2005

The text in the second paragraph under the section entitled "Surrender Charge - Term Indexed Account Only" on page 16 of the prospectus is replaced with the following:

The surrender charge varies by the length of the Term selected, beginning with 8% during contract years 1 and 2, 7% during contract years 3 and 4 and reducing by 1% every year to the earlier of the end of the Term or the 10th contract year. No surrender charge is imposed upon a surrender for those Accounts at the end of a Term or thereafter.

The surrender charge table on page 17 of the prospectus is replaced with the following:

---------------- ----- ------ ----- ----- ----- ----- ----- ----- ----- -----
CONTRACT YEAR     1     2      3     4     5     6     7     8     9     10
---------------- ----- ------ ----- ----- ----- ----- ----- ----- ----- -----
SURRENDER         8%    8%     7%    7%    6%    5%    4%    3%    2%    1%
CHARGE
---------------- ----- ------ ----- ----- ----- ----- ----- ----- ----- -----





























ING USA ANNUITY AND LIFE INSURANCE COMPANY
ING USA Annuity and Life Insurance Company is a stock company domiciled in Iowa.


CT-136525                                                            6/27/2005